CODE OF ETHICS
                                       for
                         GUARDIAN-SPONSORED MUTUAL FUNDS
                                      with
                     GUARDIAN INVESTOR SERVICES CORPORATION
                              AS INVESTMENT ADVISER

Section 1. Statement of General Principles

      Guardian Investor Services Corporation ("GISC") and the registered investment companies (the "Funds") to which it provides investment advisory services have adopted the following Code of Ethics ("Code"). The Code governs securities trading by or on behalf of the officers, directors, trustees and Advisory Employees (defined herein) of the Funds or GISC (collectively, "Access Persons"). Inherent throughout the Code is the principle that Access Persons have a responsibility to place the interests of the Funds' shareholders ahead of their own and to resolve conflicts in favor of Fund shareholders.

      While there is no prohibition on personal securities transactions by Access Persons, those transactions must comply with the specific provisions of the Code and should be generally conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. Access Persons must conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship with the Funds. Mere technical compliance with the procedures set forth in the Code will not serve to insulate from scrutiny those personal trades which indicate a pattern of breach of the Access Person's responsibilities to the Funds and their shareholders.
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      Concurrent with the responsibility to place the interests of shareholders ahead of one's own is the obligation of Access Persons to forego taking unfair advantage of their position with or on behalf of the Funds. Thus, an Access Person may not take personal advantage of information, perquisites or investments which rightfully belong to the Funds.

Section 2. Definitions

      2.1 Access Person. As used in this Code, the term "Access Person" shall mean any officer, director, trustee or Advisory Employee of GISC or any Guardian-sponsored investment company for which GISC serves as the investment adviser and whose Board of Directors (Trustees) has adopted this Code.

      2.2 Advisory Employee. As used in this Code, the term "Advisory Employee" shall mean any employee of GISC or the Funds or a member of the staff of the investment department or other employee, officer or director of The Guardian Life Insurance Company of America ("Guardian Life") who, in the ordinary course of his or her duties, (i) makes recommendations concerning any securities held or to be acquired by any of the Funds; (ii) participates in the determination of which recommendations shall be made; (iii) engages in functions or duties which relate to the determination of which recommendations shall be made; (iv) obtains any information concerning the purchase or sale of securities by the Funds; or
(v) is in a control relationship to GISC.

      2.3 Investment Personnel. As used in this Code, the term "Investment Personnel" shall mean Portfolio Managers and the securities analysts and traders who provide information and advice to a Portfolio Manager or who help execute the Portfolio Manager's decisions.

      2.4 Portfolio Manager. As used in this Code, the term "Portfolio Manager" shall mean a person entrusted with the direct responsibility and authority to make investment decisions affecting a Fund.
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      2.5 Security. As used in this Code, the term "security" shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

Section 3. Pre-clearance of Personal Securities Transactions

      Subject to the exceptions listed below, no Access Person may purchase or sell any security without first obtaining prior clearance from Counsel to the Funds.

      These pre-clearance procedures shall not apply to:

            (a) exempt transactions as set forth in Section 5 of the Code; and

            (b) personal securities transactions engaged in by any Access Person who

                  (i) is not an "interested person" of the Funds within the
            meaning of Section 2(a)(19) of the Investment Company Act of 1940 and is subject to the pre-clearance procedures of the Code solely by reason of their service as a director (trustee) of a Fund; or

                  (ii) satisfies all of the following criteria: (A) is an
            "interested person" of the Funds solely by reason of their service as a director of GISC, Guardian Life or their affiliates, (B) is not an employee of GISC, Guardian Life or their affiliates and (C) does not in the normal course of business make, participate in or obtain information regarding the purchase or sale of securities by the Funds.

      Any Access Person who is subject to the Code's pre-clearance procedures and wishes to purchase or sell a security which is subject to the Code's pre-clearance procedures must contact Counsel to the Funds, in writing or by telephone, with the types of information described in Section 6.1 below concerning the transaction. The Access Person must also represent to Counsel that, to the best of his or her knowledge, the transaction does not conflict with or violate the provisions of the Code.

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      A pre-clearance of a securities trade shall remain valid only for the calendar week in which pre-clearance has been granted, subject to cancellation of such pre-clearance by Counsel to the funds at any time. If the proposed securities transaction is not completed during the calendar week in which pre-clearance is granted, the Access Person must seek additional pre-clearance prior to completing the transaction.

Section 4. Prohibited Transactions and Practices

      4.1 No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her knowledge, is currently being purchased or sold by any of the Funds or which, to his or her knowledge, GISC or any Advisory Employee of GISC or of the Funds is actively considering recommending to the Funds for purchase or sale. These prohibitions shall continue until the time that GISC or the Advisory Employee decides not to recommend such purchase or sale, or if such recommendation is made, until the time that the Funds complete, or decide not to enter into, such recommended purchase or sale. These prohibitions shall apply to any purchase or sale by any Access Person of any convertible security, option or warrant of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by any of the Funds. Any profits realized on trades made by Access Persons within the proscribed period must be disgorged.

      4.2 No Advisory Person shall make personal use of information or engage in a securities transaction available only by reason of his or her position with the Funds, GISC, Guardian Life or their affiliates. Each investment opportunity which comes to the attention of an Advisory Person and which is appropriate for consideration by the Funds must first be made available to the Funds before the Advisory Person may take personal advantage of the opportunity.

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      4.3 No Investment Personnel may purchase, directly or indirectly, any securities to be issued in an initial public offering, other than municipal bonds.

      4.4 Except as described below, no Investment Personnel may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. All profits realized on such short-term trades must be disgorged. Subject to pre-clearance by Counsel to the Funds, a securities transaction which occurs within the 60 day proscribed period as a result of a change in personal circumstances which takes place or becomes known during the proscribed period shall not be considered a violation of this section or subject to the disgorgement rule set forth in this section.

      4.5 No Investment Personnel shall accept any gifts or other things of more than de minimis value from any person or entity that does business with or on behalf or the Funds, GISC, Guardian Life or their affiliates. Counsel to the Funds should be consulted in any questionable situation. As a guideline for defining de minimis, Counsel to the Funds shall be entitled to rely on guidance provided by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") in comparable circumstances. Currently, an occasional dinner, ticket to a sporting event or the theater, or comparable entertainment, which is not conditioned on doing business with any of the Funds or their affiliates, and is neither so frequent or expensive as to raise questions of propriety, is considered de minimis under NASD guidelines.

      4.6 No Investment Personnel shall serve on the board of directors of publicly traded companies, absent a prior written authorization by Counsel to the Funds based upon a determination that the board service is consistent with the interests of the Funds and their shareholders. Any Investment Personnel who are authorized to serve as directors shall have no authority to make or influence investment decisions by the Funds with regard to any company on whose board they serve.

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      4.7 Investment Personnel who hold securities acquired in a private placement must disclose that investment when they take part in any way in a Fund's subsequent consideration of any investment transaction with respect to the issuer of the private placement. A Fund's decision to purchase securities of the issuer of such private placement shall be subject to an independent review by Investment Personnel with no personal interest in the matter.

      4.8 No Portfolio Manager may buy or sell a security within at least seven calendar days before and after an investment company that he or she manages trades in that security. All profits realized on trades by Portfolio Managers within the proscribed period must be disgorged.

Section 5. Exempt Purchases and Sales

      The prohibitions in Section 4 of this Code shall not apply to the following exempt transactions:

      (a) purchases or sales of securities which are ineligible for purchase or sale by the Funds;

      (b) purchases or sales of securities which are issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; or

      (c) purchases effected upon the exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Section 6. Reporting

      6.1 Each Access Person shall report to Counsel of the Funds every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales specifically exempted in Section 5 above.

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      All Access Persons, other than those Access Persons described in Section
3(b)(i) above, must direct their brokers to supply to Counsel to the Funds, on a timely basis, duplicate copies of confirmations of all personal securities transactions required to be reported by the Code and copies of periodic statements for all securities accounts. Each such report shall state the title and amount of the security involved; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected.

      Transactions not exempted by Section 5 above shall also be reported on a quarterly basis on a form similar to the one attached hereto as Exhibit A. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security.

      Each report shall be treated confidentially and will be maintained on file in the office of Counsel of the Funds. The reports are, however, available for inspection by authorized members of the staff of the Securities and Exchange Commission during normal business hours.

      Should Counsel detect a potential violation of this Code or any apparent trading irregularity, Counsel shall take whatever steps he or she deems appropriate under the circumstances to investigate said potential violation or trading irregularity. If Counsel reasonably believes a violation or trading irregularity to exist, he or she shall report said violation or trading irregularity to the Board of Directors (Trustees) of the Fund.

      6.2 All Investment Personnel shall disclose all personal securities holdings upon the commencement of employment and annually thereafter to the Counsel to the Funds. Effective March 1, 2000, each Access Person must file a report disclosing all personal securities holdings on an annual basis. Persons who become Access Persons on or after March 1, 2000 must file an initial personal holdings report no later than 10 days after the person becomes an Access Person.

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      6.3 All Access Persons must certify annually that they have read the Code and recognize that they are subject to the requirements set forth herein. Further, all Access Persons must certify annually that they have complied with the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

      6.4 Fund management will prepare and submit to the Board of Directors (Trustees) of the Funds, an annual report which identifies any violations of the current procedures for personal securities investing and, if appropriate, makes any recommended changes in the procedures based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

Section 7. Sanctions

      Upon learning of a violation of this Code, the Board of Directors (Trustees) of the Funds may impose such sanctions as it deems appropriate under the circumstances.

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                EXHIBIT A - a blank form of the quarterly report